As filed with the Securities and Exchange Commission on May 18, 2010
Registration No. 333-162463

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Baker Hughes Incorporated
(Exact name of registrant as specified in its charter)

Delaware	3533	76-0207995
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
2929 Allen Parkway, Suite 2100
Houston, Texas 77019-2118
(713) 439-8600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Alan R. Crain, Esq.
Senior Vice President and General Counsel
Baker Hughes Incorporated
2929 Allen Parkway, Suite 2100
Houston, Texas 77019-2118
(713) 439-8600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies To:
Christine B. LaFollette, Esq.
Mark Zvonkovic, Esq.
Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, Texas 77002
(713) 220-5896

Approximate date of commencement of proposed sale of the securities to the public: The registrant registered 122,623,278 shares of common stock, par value $1.00 per share, of the registrant in connection with the merger of BJ Services Company with and into a wholly owned subsidiary of the registrant on April 28, 2010. The registrant is hereby amending this registration statement to deregister 94,511 shares of common stock of the registrant that remain unissued under the Registration Statement on Form S-4 (No. 333-162463) as of the effective date of this Post-Effective Amendment No. 1.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
This Post-Effective Amendment No. 1 to Registration Statement on Form S-4 (No. 333-162463) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES
     On April 28, 2010, Baker Hughes Incorporation (“Baker Hughes”) completed the previously announced merger (the “Merger”) of BJ Services Company (“BJ Services”) with and into a wholly owned subsidiary of Baker Hughes (“Merger Sub”) pursuant to the Agreement and Plan of Merger, dated August 30, 2009, among Baker Hughes, BJ Services and Merger Sub (the “Merger Agreement”).
     As a result of the consummation of the transactions contemplated by the Merger Agreement, Baker Hughes has terminated the offering of Baker Hughes common stock, par value $1.00 per share (“Baker Hughes common stock”), pursuant to the Registration Statement on Form S-4 (No. 333-162463) (the “Registration Statement”), under which Baker Hughes registered 122,623,278 shares of Baker Hughes common stock to be issued in connection with the Merger. Accordingly, pursuant to the undertakings contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered that remain unsold at the termination of the offering, Baker Hughes is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister 94,511 shares of Baker Hughes common stock that remain unissued under the Registration Statement as of the effective date of this Post-Effective Amendment No. 1.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on the 18th day of May, 2010.

BAKER HUGHES INCORPORATED
By:	/s/ ALAN J. KEIFER
	Name:	Alan J. Keifer
	Title:	Vice President and Controller

     Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed on the 18th day of May, 2010, by the following persons in the capacities indicated below:

Signature	Title

* (Chad C. Deaton)	Chairman of the Board, President and Chief Executive Officer (principal executive officer)

* (Peter A. Ragauss)	Senior Vice President and Chief Financial Officer (principal financial officer)

/s/ ALAN J. KEIFER (Alan J. Keifer)	Vice President and Controller (principal accounting officer)

* (Larry D. Brady)	Director

* (Clarence P. Cazalot, Jr.)	Director

* (Edward P. Djerejian)	Director

* (Anthony G. Fernandes)	Director

* (Claire W. Gargalli)	Director

* (Pierre H. Jungels)	Director

* (James A. Lash)	Director

* (J. Larry Nichols)	Director

* (H. John Riley, Jr.)	Director

* (Charles L. Watson)	Director

(J.W. Stewart)	Director

(James L. Payne)	Director

* By:	/s/ ALAN J. KEIFER	Attorney-in-fact

Name: Alan J. Keifer